                       SUBSIDIARY, DIVISION, GROUP OR UNIT
                            MANAGEMENT INCENTIVE PLAN

         The name of this Plan is "Subsidiary, Division, Group or Unit Management Incentive Plan." The purpose of this Plan is to promote the interests of Subsidiary, Division, Group or Unit (the "Company") and to provide incentive to those Officers and management employees who can contribute to the profits of the Company. Effective as of January 1, 1994, the Plan is amended and restated with respect to any and all Incentive Awards earned beginning in the 1994 Fiscal Year (except as otherwise set forth in the Regulations) as follows:

SECTION I.   DEFINITIONS

         The terms herein used will have the following definitions:

         A.  The term "Plan" means this Management Incentive Plan.

         B. The term "Salary" shall mean the highest rate of basic compensation, expressed as an annual rate, paid to a Participant during the fiscal year.

         C. The term "Employee" means any person who is a regular and full time and active employee of the Company, or of any wholly-owned subsidiary thereof, including Officers and Directors, and who is paid on salary basis.

         D. The term "Participant" means any person selected to participate in the Plan for any fiscal year.

         E. The term "Committee" means the Incentive Awards Committee provided for in Section II.

         F. The term "Incentive Award" means an award under the Plan to a Participant, and either paid currently or paid on a deferred basis.

         G. The term "Incentive Plan Provision" means monies which are made available for distribution as Incentive Awards as the result of the operation of the Plan.

         H. The term "Fiscal Year" shall mean the fiscal year of the Company, January 1 to December 31.

         I. The term "Operating Profit" shall be the amount reported in the audited financial statements in accordance with Generally
             Accepted Accounting Principals (GAAP) and shall exclude (i) interest (except interest charged on precious metals which are used by the business, and not included in the assets of the business), (ii) provision for payments of Management Incentive Plan (MIP) bonuses, and (iii) other income and deduction items approved for exclusion by the President of Handy & Harman. Examples of items which may be excluded in this category are as follows:

                  a.  Gain or loss on sale of fixed assets.

                  b.  Timing differences and special reserves.

                  c. Windfall profits from settlement of an insurance claim.

         J. The term "Capital Employed" shall mean total assets of the business minus non-interest bearing debt. This is also the same as Shareholders' Equity plus interest bearing debt which includes the Cash Management Ac-counts.

         K. The term "Return on Capital" shall mean annual Operat-ing Profit divided by monthly average Capital Employed.

SECTION II.  THE COMMITTEE

         The Board of Directors of Handy & Harman, the Parent Company, shall appoint a Committee, who shall be Directors of Handy & Harman, to be known as the "Incentive Awards Committee." The Committee shall have full power and authority to interpret and administer the Plan in accordance with the terms of the Plan and the Regulations (as hereinafter defined). The Committee shall select one of its members as Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting of the Committee duly called and held. The members of the Committee may receive such compensation for their services as the Board of Directors of Handy & Harman may determine.

SECTION III.  REGULATIONS

         The Board of Directors of Handy & Harman shall have the power to adopt rules and regulations (the "Regulations") not inconsistent with the provisions of the Plan, governing the selection and eligibility of the Participants of the Plan, and for the administration of the Plan and to alter, amend or revoke any Regulation so adopted.

SECTION IV.  PARTICIPANTS

         Participants in the benefits of the Plan shall be limited to those Employees selected by the Committee in accordance with the Regulations.

SECTION V.  DETERMINATION OF INCENTIVE PLAN PROVISION


         The Incentive Plan Provision shall consist of two parts, hereinafter referred to as "Part A" and "Part B," respectively. Although most Participants will be included in both the A & B portion of the Plan at the discretion of the President of the Company, some individuals will only participate in either the A or B portion. The maximum amount made available for distribution as Incentive Awards under the respective Parts shall be determined as follows:

         A.       DETERMINATION OF PART A

                  1. Operating Profit and Return on Capital Goals shall be established for the Company for such fiscal year by the beginning of such year, or as soon thereafter as is possible.

                  2. Upon approval of the Operating Profit and Return on Capital Goals by the President of Handy & Harman such Goals shall be the basis for calculating the Incentive Plan Provision under Part A, by utilizing the Operating Profit and Return on Capi-tal of the Company for such fiscal year and apply-ing the formula set forth in Appendix A attached hereto. The Incentive Plan Award under Part A in accordance with the Chart listed as Appendix A will be calculated in two steps:

                           (a) The percent of Operating Profit Goal achieved (75% of A).

                           (b) The percent of Return on Capital Goals achieved (25% of A).

                           These two, calculated separately and added to-gether, will represent the Provision under Part A.

                  3. The amount of the Incentive Plan Provision deter-mined under this Part A shall not exceed a sum equal to 4% of the Company's Operating Profit for such fiscal year, notwithstanding the fact that the calculation made pursuant to sub-section 2, above, may produce a greater sum.

                  4. In the event that the President of Handy & Harman approves an Operating Goal for a fiscal year which projects a net operating loss, he may submit to the Committee as soon as possible after the end of the fiscal year a recommendation for the determi-nation of an appropriate Incentive Plan Provision under Part A for such fiscal year. The Committee shall consider such recommendation and establish such Incentive Plan Provision, if any, as it may deem appropriate and proper under the circum-stances, without regard to the limitations stated in sub-section 3 of this Section or by the formula set forth in Appendix A.

         B.       DETERMINATION OF PART B

                  At the sole discretion of the Committee based upon the recommendation of the President of Handy & Harman, an Incentive Plan Provision may be determined under this Part B for Incentive Awards to recognize outstanding overall effort applied to the enhancement of the long-term growth potential of the Company. The total amount of the Incentive Plan Provision which may be made available for Incentive Awards under this Part B shall not exceed 25% of the aggregate of the salaries of Participants to whom Incentive Awards are granted under this Part B.

         C. Except as provided in paragraph D, below, the total amount of the Incentive Plan Provision, whether deter-mined under Part A, Part B or both of such Parts, shall not exceed a sum equal to 7% of the Company's Operating Profit for such fiscal year, notwithstanding the fact that the calculations made pursuant to the above provi-sions of this Section may produce a greater sum.

         D. In the extraordinary circumstance where the President of Handy & Harman determines that an exceptionally high level of performance in the area of achievement of long-term future growth potentia1 for the Company has been accomplished during a fiscal year, the Committee may determine an amount of Incentive Plan Provision to be made available for Incentive Awards to the Partici-pants responsible for such achievement under Part B, notwithstanding the limitation set forth in paragraph C, above.

         E. No Participant shall receive an Incentive Award that exceeds 75% of his Salary for the Fiscal Year for which the Incentive Award was earned.

SECTION VI.  REPORT TO INCENTIVE AWARD COMMITTEE

                  As soon as possible after the close of the Fiscal Year, the President of Handy & Harman shall report, in writing, to the Committee (i) the

Operating Profit (or Loss) of the Company for such fiscal year, and (ii) the determination of the Incentive Plan Provision for such fiscal year under Part A, made in accordance with the procedure set forth above. The President shall also include in such report any recommendation as to Incentive Awards to be made available pursuant to Part B, with such supporting information as may be deemed appropriate to enable the Committee to make its determination of an Incentive Plan Provision under said Part B. The Committee may rely upon the factual information set forth in such report.

SECTION VII.  INCENTIVE AWARDS

         A. Upon the receipt of the Report referred to in Section VI containing the determination of the amount of the Incentive Plan Provision under Part A for the Fiscal Year, an amount not exceeding such amount may be allot-ted by the Committee as Incentive Awards under Part A for such fiscal year to such Employees as it may select as Participants.

         B. The Committee may determine an amount of Incentive Plan Provision to be made available as Incentive Awards under Part B, pursuant to the recommendation of the President of Handy & Harman. Any such amount shall be allotted by the Committee as Incentive Awards to such Employees as it may select as Participants.

         C. The Committee's selection of the Participants to whom Incentive Awards shall be made in accordance with the Plan and the Regulations and its determination of the amounts and method of payment of such Incentive Awards shall be final.

SECTION VIII.  FORFEITURE OF INCENTIVE AWARDS

                  The amount of any Incentive Award forfeited by a Participant shall be retained by the Company and shall not be re-credited to the Incentive Plan Provision.

SECTION IX.  TERMINATION OF PLAN

                  The Board of Directors of Handy & Harman may suspend or discontinue the Plan at any time.

SECTION X.  EFFECTIVE DATE

                  This Plan shall become effective in accordance with the resolution of the Board of Directors of Handy & Harman or the preamble hereto.

                                    * * *

                                                                     APPENDIX A

                            MANAGEMENT INCENTIVE PLAN

                          FORMULA FOR DETERMINATION OF
                         INCENTIVE PLAN PROVISION UNDER
                                     PART A

                            INCENTIVE PLAN PROVISION
                            (APPLICABLE % OF TOTAL OF
                             PARTICIPANTS' SALARIES)

             PERCENT OF
            GOAL ACHIEVED             OPERATING PROFIT         RETURN ON
            -------------             ----------------          CAPITAL
                                                               ---------
   Less than - 80%                           0                      0

   Over      80%   -      82%               1.50%                .50%
   "         82%   -      84%               2.25%                .75%
   "         84%   -      86%               3.00%               1.00%
   "         86%   -      88%               5.25%               1.75%
   "         88%   -      90%               7.50%               2.50%
   "         90%   -      92%               9.00%               3.00%
   "         92%   -      94%              11.25%               3.75%
   "         94%   -      96%              12.75%               4.25%
   "         96%   -      98%              15.00%               5.00%
   "         98%   -     100%              17.25%               5.75%
   "        100%   -     102%              18.00%               6.00%
   "        102%   -     104%              18.75%               6.25%
   "        104%   -     106%              19.50%               6.50%
   "        106%   -     108%              21.00%               7.00%
   "        108%   -     110%              21.75%               7.25%
   "        110%   -     112%              23.25%               7.75%
   "        112%   -     114%              24.00%               8.00%
   "        114%   -     116%              24.75%               8.25%
   "        116%   -     118%              26.25%               8.75%
   "        118%   -     120%              27.00%               9.00%
   "        120%   -     122%              27.75%               9.25%
   "        122%   -     124%              29.25%               9.75%
   "        124%   -     126%              30.00%              10.00%
   "        126%   -     128%              30.75%              10.25%
   "        128%   -     130%              31.50%              10.50%
   "        130%                           32.25%              10.75%

                            MANAGEMENT INCENTIVE PLAN

                              RULES AND REGULATIONS


          Set forth below are the Rules and Regulations under which the Management Incentive Plan is to be administered. The terms used herein are as defined in the Plan.

1. Participation in the Plan shall be limited to officers and those employees holding positions as heads of major depart-ments or operational functions, or who perform other impor-tant duties, and who can contribute substantially to the Company's profitability and growth.

2. An Incentive Award granted to a Participant shall be based upon the relative contribution made by the Participant during the Fiscal Year toward total corporate earnings and growth. If a Participant's work performance has been unsat-isfactory, no Incentive Award will be made to that Partici-pant for the fiscal year.

3. Not all officers need be selected as Participants. The selection of an employee as a Participant one year does not require selection of that employee as a Participant in subsequent years.

4. At the beginning of each fiscal year the President of the Company shall submit to the Corporate Group Vice President of Handy & Harman (or the person holding the equivalent position) a written list of his recommendations as to the employees who should be selected as Participants in the Plan for that year. The Corporate Group Vice President shall review such list with the President of Handy & Harman, following which an approved list of recommendations shall be submitted to the Committee in writing.

5. Upon receipt of such list of approved recommendations from the President of Handy & Harman, Participants shall be selected for such year by the Committee. Participants shall be notified in writing by the President of the Company of their selection as Participants for that fiscal year.

6. At the end of each fiscal year, the President of the Company shall submit to the Corporate Group Vice President of Handy & Harman (or the person holding the equivalent position) a written list of his recommendations as to the amount of Incentive Award each Participant should receive for that fiscal year. The Corporate Group Vice President shall review such list with the President of Handy & Harman, following which an approved list of recommendations shall be submitted to the Committee in writing.

7. As soon as possible following receipt of the report of the President of Handy & Harman showing the determination of the Incentive Plan Provision under Part A of Section V of the Plan for the fiscal year and the list of approved recommen-dations as to the amount of Incentive Award for each Partic-ipant, the Committee shall fix and determine the portion or percentage of the available amount in the Incentive Plan Provision to be allotted as Incentive Awards under said Part A to the respective Participants for such fiscal year.

8. In the event that the President of Handy & Harman shall submit to the Committee a recommendation that an Incentive Plan Provision should be determined under Part B of Section V of the Plan for the fiscal year, the Committee may, in its sole discretion, fix and determine the amount of such Incen-tive Plan Provision under said Part B and the portion or percentage of the available amount in such Incentive Plan Provision to be allotted as Incentive Awards for such fiscal year to the respective Participants.

9. Incentive Awards which are less than 10% of the Partici-pant's annual salary rate shall be paid in cash in full. Incentive Awards which are 10% or more of the Participant's annual salary rate may either be paid in cash in full, or on a deferred basis in accordance with the terms of these Regulations.

10. Except as otherwise provided herein, for all or any portion of an Incentive Award to be paid to a Participant, the Participant (a) must be an Employee of the Company, or of a wholly-owned subsidiary thereof, or (b) must have retired under the Company's retirement plan as of the date the Incentive Award, or portion thereof, is payable. Incentive Awards, or portions thereof, shall not be made or paid to individuals who resign from their position with the Company, or whose employment is terminated by the Company, or by a wholly-owned subsidiary thereof, prior to the date the Incentive Award, or portion thereof, is payable, unless otherwise provided herein or determined by the Committee.

11. In the event of the death of a Participant, all unpaid portions of Incentive Awards shall be considered payable, and shall be paid (a) to the Participant's estate, or (b) as provided herein, or (c) to or among such relatives (by blood or marriage) of the deceased Participant as the Committee may determine, in its sole discretion.

12. No excess of the Plan Provision, over and above the total of the Incentive Awards approved by the Committee for such year, shall be carried forward to a following fiscal year.

13. Unless deferred as provided herein, Incentive Awards for any Fiscal Year shall be paid as directed by the Committee on or after February 1st, but not later than March 15th of the following year. Any Incentive Award, or portion thereof, which is to be paid on a deferred basis shall be placed in the Reserve Account (as hereinafter defined) of the Partici-pant pursuant to the terms hereof.

14. The Committee shall keep minutes of its actions and shall report all action taken to the Board of Directors of Handy & Harman.

15. A Participant may elect to defer all or any portion of his or her Incentive Award for a Fiscal Year (subject to Section 9 of these Regulations), by giving written notice to the Committee specifying: (1) the amount to be deferred; (2) an election of payment in either a single lump sum or annual installments, as provided in Section 17 (each, a "Payment Option"); and (3) a Retirement Date (as hereinafter de-fined), which, in the case of a lump sum distribution, must be no earlier than the earlier of (a) three years after the date of such election or (b) the Participant's termination of employment with the Company. A form of notice is at-tached as Exhibit A. Any such election shall be made by the Participant prior to the end of the Fiscal Year with respect to which such Incentive Award is to be earned. Separate deferral elections may be made with respect to Incentive Awards attributable to different Fiscal Years; provided, however, that a single Payment Option and a single Retire-ment Date shall apply to amounts deferred by a Participant hereunder. Such election may be revoked by the Participant, and a new election of a Payment Option and/or a Retirement Date may be made, provided that such new election shall be null and void and of no force and effect unless (1) such new election is made at least one year prior to the Partici-pant's termination of employment with the Company, (2) in the event the new election involves a revocation of an annual installment Payment Option and the election of a lump sum distribution Payment Option, the newly elected Retire-ment Date is at least three years after the date of the new election, and (3) in the event the new election involves a change in the Retirement Date applicable to a previous lump sum distribution election, (a) the new election is made at least one year prior to the Retirement Date previously in effect and (b) the new Retirement Date is at least three years after the date of the new election. If more than one election notice has been filed, the election in the most recent valid notice shall control. An amount equal to the portion of any Incentive Award so deferred shall be credited to the Participant on the Company's books in a reserve account (the "Reserve Account"). Deferred amounts credited to a Participant's Reserve Account shall, except as other-wise provided in Section 16, 17, 21, 22, 23 or 26 hereof, commence to be paid on the last day of the month in which the Participant becomes age 65, or on such other date as the Participant shall designate in his or her election hereunder (the "Retirement Date").

16. Notwithstanding anything to the contrary herein, the Commit-tee, in its sole discretion and in accordance with rules as it may prescribe, may permit distribution of all or any portion of deferred amounts in the case of the Participant's hardship and may determine to cause distributions on the Retirement Date to be made in a lump sum.

17. Except as otherwise provided herein, deferred amounts cred-ited to the Participant's Reserve Account shall be paid in one of the following Payment Options, as elected by the
          Participant:

          (a) Lump-Sum Distribution. The Participant may elect to receive the value of his or her Reserve Account in a lump sum distribution.

          (b) Annual Installments. The Participant may elect to receive the value of his or her Reserve Account in quarter-annual installments over a period of between three and twenty years, as elected by the Participant. The first payment shall be made on the first day of the next calendar quarter following the Retirement Date and shall be equal to the amount credited to the Partici-pant in the Reserve Account as of the date of such payment, divided by the total number of payments to be made; and the succeeding installment payments, in amounts equal to the amount credited to the Participant in the Reserve Account as of the date of payment divided by the number of remaining installment payments to be made, shall continue to be made thereafter at quarter-annual intervals until the last such payment, equal to the entire amount then credited to the Participant in the Reserve Account, is made.
                  Amounts so paid shall be subtracted as
                  paid from the amount credited to
                  the Participant in the Reserve Account.

18. The Committee shall appoint a committee of three, which may include the Participant, to administer the Participants'

          Reserve Accounts and any of the Company's funds invested in connection therewith. The Company or Handy & Harman may create a grantor trust (within the meaning of section 671 of the Internal Revenue Code of 1986, as amended (the "Code")), for this purpose to which it shall from time to time con-tribute amounts equal to the amounts deferred hereunder. Such trust shall conform to the terms of the model trust as described in the Internal Revenue Service Revenue Procedure

          92-64 (I.R.B. 1992-33). Payment of benefits from such trust shall, to that extent, discharge the Company's obligations under this Plan. The Participant shall elect that amounts credited to his or her Reserve Account be invested in one or more investment funds which shall be made available for such purposes under such trust or otherwise. A form of such investment election is attached as Exhibit B. The Partici-pant may amend his or her investment election no more than four times per calendar year, subject to any restrictions which the committee may impose from time to time. Notwith-standing the existence of any such trust or other funding vehicle, it is expressly understood that neither the Partic-ipant nor his or her beneficiary (the "Beneficiary") shall have any present or future interest in the funds so in-vested, which, together with the dividend and interest income thereon and any capital gains realized with respect thereto, shall constitute assets of the Company or Handy & Harman, as the case may be. It is further understood that neither the Plan nor these Regulations create any fund or trust for the benefit of the Participant or his or her Beneficiary, that the Company's obligation hereunder is limited to the contractual obligation to make payments to the Participant or to his or her Beneficiary as provided herein, and that with respect to such payments the rights of the Participant or his or her Beneficiary shall be those of an unsecured creditor of the Company. Amounts equal to the dividend or interest income from such investments shall be added to the amount credited to the Participant in the Reserve Account as such income is earned or reported to the committee by the investment manager. Amounts equal to unrealized gains and losses with respect to such investments shall be added to or subtracted from the amount so credited as such gains and losses are realized or reported, as the case may be. The corporation income tax on any income earned by funds so invested shall be paid by the Company and shall not be a charge against the Participant's Reserve Account.

19. The amount credited to the Participant in the Reserve Ac-count on any date for which a computation is made shall be equal to the sum of (i) the cash credited to such account at the opening of business on such date as provided in Section 18 hereof, plus (ii) the closing market value of the securi-ties, if any, in which the Company's (or Handy & Harman's) funds are invested in connection with such account, as hereinabove provided, as of the close of business on the last business day prior to the date of computation. If any portion of such funds are deposited with a bank in a discre-tionary investment management account, the amount credited to the Participant on any computation date shall include an amount equal to the value on such date, or on the preceding day, of the investments in such account, as verified by the bank in a quarterly summary value statement issued in its capacity as investment manager. If funds invested in con-nection with the Reserve Accounts of two or more Partici-pants are commingled in an account for any investment pur-pose, the amount credited to the Participant in the Reserve Account shall include an amount equal to a proportionate share of the value of such account.

20. The Participant shall file with the Company a Beneficiary statement designating an individual or the Participant's estate as Beneficiary. If no Beneficiary statement is filed, the Beneficiary shall be the Participant's estate. If more than one Beneficiary statement has been filed, the Beneficiary designated in the Beneficiary statement bearing the most recent date shall be the Beneficiary. A form of designation of Beneficiary is attached as Exhibit C.

21. If the Participant's employment with the Company shall terminate before the Retirement Date due to:

          (a) permanent and total disability which prevents the Participant from engaging in any occupation for wage or profit; or

          (b) physical or mental disability which prevents the Par-ticipant from performing his duties in a manner satis-factory to the Company,

          the amount credited to the Participant in the Reserve Ac-count as of the date of the disability shall be distributed, commencing as of such date, based on the Payment Option then in effect with respect to the Participant. For the purpose of this paragraph, a determination by the Board of Directors of Handy & Harman that such disability exists shall be conclusive.

22. In the event the Participant shall die before the Retirement Date and while employed by the Company, the amount credited to the Participant in the Reserve Account as of the date of the Participant's death shall be distributed to the Benefi-ciary, if an individual, based on the Payment Option then in effect with respect to the Participant. If the Beneficiary is the Participant's estate, the amount credited to the Participant in the Reserve Account as of the date of the Participant's death shall be paid to the Participant's estate in one lump sum.

          If distribution is being made to a Participant in install-ments (as provided in Section 17 hereof) and such Partici-pant dies before all installment payments have been made, the amount credited to the Participant in the Reserve Ac-count as of the date of the Participant's death shall be distributed to the Beneficiary, if an individual, by contin-uation of the remaining installment payments. If the Bene-ficiary is the Participant's estate, the amount credited to the Participant in the Reserve Account as of the date of the Participant's death shall be paid to the Participant's estate in one lump sum.

          If distribution is being made to a Beneficiary in install-ments and such Beneficiary dies before all installment payments have been made, the amount credited to the Partici-pant in the Reserve Account as of the date of the Benefi-ciary's death shall be paid to the estate of the Beneficiary in one lump sum.

23. In the event that the Participant's employment with the Company shall terminate before the Retirement Date for reasons other than death or disability, the Reserve Account shall be credited as hereinabove provided with an amount equal to all or a portion of the Incentive Award, if any, made for the year of such termination. In the event of such termination, the Reserve Account shall continue to be admin-istered, and payments with respect thereto shall be made, as otherwise provided herein. In the event that, following such termination, the Participant shall die, whether before or after the Retirement Date, distribution shall be made, commencing as soon as practicable following the Partici-pant's death, to the Participant's Beneficiary, if an indi-vidual, in accordance with the Payment Option then in effect with respect to the Participant or, if the Beneficiary is the Participant's estate, in a lump sum. In the event that the Beneficiary shall die prior to the complete distribution of the Reserve Account, the amount credited to the Reserve Account as of the date of the Beneficiary's death shall be paid to the estate of the Beneficiary in one lump sum.


24. The Company's obligation hereunder to make payments to the Participant with respect to amounts credited to the Partici-pant in the Reserve Account shall terminate forthwith if, prior to or following his termination from the Company, the Participant shall without the prior written consent of the Company, directly or indirectly engage in any business which is substantially similar to the business of the Company, either as a proprietor, stockholder, partner, officer, employee, consultant or otherwise, provided that the owner-ship of less than two percent (2%) of the stock in any corporation engaged in a business which is similar to that of the Company shall not be deemed the occurrence of such an event.

25. Neither the Participant, his or her spouse, nor any Benefi-ciary shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of the bene-fits payable hereunder, nor shall said benefits be subject to seizure for the payment of any debts or judgments of any of them, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of the Participant, his or her spouse or Beneficiary.

26. Notwithstanding anything to the contrary provided herein, a Participant may, with the consent of the Company, continue in active employment after the Retirement Date. In such event, the Committee may defer the start of the payments provided for in Section 15 until the first day of the next calendar quarter following the Participant's termination of employment. If this is done, appropriate adjustments may be made in the amounts payable or in the number of installment payments (if applicable), to take into account the effect of the delay.

27. Deferral elections made pursuant to the terms and conditions of these Regulations shall supersede any prior elections in effect under applicable Deferred Compensation Agreements between a Participant and the Company with respect to amounts earned in respect of Fiscal Years prior to 1994. In the absence of any deferral election by a Participant in respect of the 1994 Fiscal Year, such Participant shall nevertheless make a new deferral election hereunder with respect to such pre-1994 amounts, which election shall supersede such prior elections.

                                                                     EXHIBIT A

                       SUBSIDIARY, DIVISION, GROUP OR UNIT
                            MANAGEMENT INCENTIVE PLAN
                                 ELECTION NOTICE

        As provided in the Subsidiary, Division, Group or Unit Management
         Incentive Plan, as amended and restated (the "Plan"), I hereby elect to defer payment of all or a portion of any Incentive Award for the year 19__ in the following manner:

                        Amount of Deferral (fill in one)

                            $______________________
                                    (amount)

                                       or

                            _____________________%
                                  (percentage)

Payment Option: The compensation deferred is to be paid to me in (choose one): (1)

  ________         one lump sum.

  ________         quarter-annual installments (choose 3-20 years).
                   Payments begin on first day of next calendar quarter following Retirement Date.

Retirement Date: If the lump sum payment option is chosen, the lump sum is to be paid on (choose one):*

  ________         the last day of the month in which I become age 65.

 ________________, 19_ (some other date which must be after the earlier of (i) three years from the date of this election, or (ii) your termination of employment with the Company).

Date:                                        ------------------------------
                                             (Signature)

                                             ------------------------------
                                             (Print Name)

---------------
(*) If you have previously elected a Payment Option and Retire-ment Date, your prior election will apply and you need not com-plete these Sections. If you wish to change either or both of your Payment Option and Retirement Date, you may do so (subject to the terms and conditions of the Plan and Regulations).

                                                                      EXHIBIT B

                       SUBSIDIARY, DIVISION, GROUP OR UNIT
                            MANAGEMENT INCENTIVE PLAN
                               INVESTMENT ELECTION

      I hereby direct that amounts credited to my Account under the Subsidiary, Division, Group or Unit Management Incentive Plan, as amended and restated, be invested as follows:

_____%             Pooled Account - Company selected investment manager

_____%             T. Rowe Price International Stock Fund

_____%             T. Rowe Price Prime Reserve Fund

_____%             T. Rowe Price GNMA Fund

_____%             T. Rowe Price Capital Appreciation Fund

_____%             T. Rowe Price Spectrum Growth Fund

_____%             T. Rowe Price Stable Value Fund

  100%             Total

  Future deferrals will be allocated as shown above or a different allocation of the Reserve Account may be selected by notifying the committee in writing. No more than four changes may be made in any calendar year.

Date:                                   -----------------------
                                             (Signature)


                                        -----------------------
                                             (Print Name)

                                                                     EXHIBIT C

                       SUBSIDIARY, DIVISION, GROUP OR UNIT
                            MANAGEMENT INCENTIVE PLAN
                         DESIGNATION OF BENEFICIARY(IES)

      In accordance with the provisions of the Subsidiary, Division, Group or Unit Management Incentive Plan, as amended and restated (the "Plan"), I hereby designate the person (or persons) named below my beneficiary (or beneficiaries) to receive any amounts in my deferred compensation account in the event of my death, hereby revoking all prior designations of beneficiary(ies), if any, made by me under the Plan.

                                     --------------------------
                                     Name

                                     --------------------------

                                     --------------------------

                                     --------------------------
                                     Address



Date:                                --------------------------
                                             (Signature)


                                     --------------------------
                                             (Print Name)